Exhibit 10.6(b)

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this “Agreement”), dated as of November 1, 2017, is entered into by and between Impac Mortgage Holdings, Inc., a Maryland corporation, and its affiliates and subsidiaries (the “Employer”) and William Ashmore (the “Employee”).

RECITALS

A. Employee has rendered services to Employer since approximately 1995.

B.Employee currently serves as Employer’s President and COO pursuant to an employment contract dated July 1, 2009, as amended thereafter.

C.Employee’s employment contract with Employer will end on December 31, 2017, at which time Employee’s employment with Employer will be terminated.

D. The parties wish to avoid any dispute regarding Employee’s services and his employment with Employer. The parties have therefore negotiated a full and final settlement of all differences between them through December 31, 2017.

E. The parties hereby memorialize that agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Employee agree as follows:

1. Severance Benefits to Employee.

a. Garden Leave Benefits.  Employer and Employee agree that the 36-month period referenced in this Paragraph 1 shall be referred to as the “Garden Leave Period”  and is designed to provide financial support to Employee during that time period.   Employer and Employee agree that in order for Employee to be entitled to the “Garden Leave Benefits” provided herein (defined below), Employee shall not, during the Garden Leave Period, directly or indirectly own, manage, operate, be employed by, perform services for, consult with, solicit business for, or participate in any business that sells or provides products or services materially similar to or competitive with those products or services provided by Employer while Employee was employed by Employer, unless previously agreed to in writing by Employer, whose consent is in Employer’s sole discretion.  Starting on January 1, 2018, for each month of the Garden Leave Period that Employee complies with the restriction set forth herein, Employer agrees to pay Employee a monthly Garden Leave Benefit payment of 1/36th of the Total Garden Leave Benefit (defined below), less standard withholdings and deductions, up to a maximum cumulative sum of $750,000, less standard withholdings and deductions (the “Total Garden Leave Benefit”). Payment shall be made by the 10th day of each month for the prior month and shall be mailed to Employee’s residence or deposited into the Employee’s account (at the request of Employee).  Employee agrees that payment in this fashion is acceptable to him.  If during the Garden Leave Period, Employee violates the restriction set forth herein, Employee

Exhibit 10.6(b)

shall forfeit his right to receive any further monthly Garden Leave Benefits beyond those already received by Employee before the date of his first violation.  Employee acknowledges that the payments and benefits received under this Agreement include payments and benefits that are in addition to those Employee normally would have received under Employer’s programs, plans, or policies. Except as expressly set forth in this Agreement, Employee also acknowledges that nothing in this Agreement requires Employer to continue any benefit or compensation program, plan, or policy that it currently maintains for its employees, and Employer may at any time modify, amend, or discontinue any such program, plan, or policy.

Notwithstanding the foregoing, Employer agrees that Employee may establish, own and operate, either individually or in connection with others, an asset manager (PCH Asset Management, LLC, and/or its subsidiaries or related entities) to, among other things, establish, own operate, and manage, either individually or in connection with others, a fund to own and acquire mortgage loans or other loans or assets.    Such a business is approved as an exemption to the competition restriction set forth herein.   Employer further agrees to enter into a Mortgage Loan Purchase Agreement with such a fund or the asset manager to sell certain agreed upon products to the fund or asset manager on such market terms and conditions that the parties mutually agree upon.   Employer will also enter into a Services Agreement with the asset manager or fund to provide ancillary services to them at a reasonable market rate and terms that the parties mutually agree upon.

b.  Payment of COBRA Premiums.  If Employee timely elects continued medical insurance coverage under COBRA, then Employer shall pay the COBRA premiums necessary to continue Employee’s medical insurance coverage in effect for Employee and his eligible dependents for a total of 18 months.  These COBRA payments will be paid by Employer accordance with Employer’s normal payroll practices and procedures.   Employer will also pay to Employee and amount equal to 40% of each monthly payment to cover Employee’s tax liability for this benefit.

c.  Stock Options and Life Insurance.  Employee’s right to exercise any stock options granted to Employee will continue to vest and be exercisable until November 30, 2018.  Furthermore, the Executive life insurance policy presently held by Employer on Employee will be transferred to Employee on January 1, 2018, should he choose to continue that plan. Employer agrees to post the collateral required for such benefit ( as it currently does) until December 31, 2019.   Thereafter, if Employee so chooses, he will take full responsibility for the loan on the policy and the obligation to make future payments on the plan.  If he does not elect to take the policy, then Employer retains the rights to the policy and the rights to any payments or benefits from the policy.

 2.    Employee Responsibilities.  Employee agrees to resign from the IMH Board of Directors and from all other employment and director positions held by Employee from all other Impac affiliates and subsidiaries as of December 31, 2017.

3. Release. Employee, on behalf of himself and his representatives, heirs, successors, and assigns, does hereby completely release and forever discharge Employer, including its related

Exhibit 10.6(b)

or affiliated companies, partnerships, subsidiaries, and other business entities and its and their present and former respective officers, directors, shareholders, owners, agents, employees, representatives, insurers, attorneys, successors, and assigns (referred to collectively as the “Released Parties”), from and against all claims, rights, demands, actions, obligations, liabilities, and causes of action, of any and every kind, nature, and character whatsoever, that Employee has now, has ever had, or may have in the future against the Released Parties, or any of them, based on any acts or omissions by the Released Parties, or any of them, as of December 31, 2017, including, without limitation, any and all claims arising out of Employee’s rendering of services to Employer or the termination of Employee’s services, including, without limitation, any and all claims, whether based on tort, contract, or any federal, state, or local law, statute, or regulation or based on or related to the Age Discrimination in Employment Act (29 USC §§621–634); Title VII of the Civil Rights Act of 1964 (42 USC §§2000e—2000e–17), as amended by the Civil Rights Act of 1991 (42 USC §§1981–1988); the Americans with Disabilities Act of 1990 (42 USC §§12101–12213); or the California Fair Employment and Housing Act (California Government Code §§12900–12996) (referred to collectively as the “Released Claims”), to the fullest extent allowed at law. The Released Claims do not include (i) those that the law does not allow Employee to release; and (ii) any right to defense and indemnification that Employee may have either by law or pursuant to any policy or agreement with Employer in connection with any claim arising out of or in any way related to Employee’s service as either an employee, officer, or director of Employer or any Employer related entities. Notwithstanding the foregoing, Employee agrees to waive the right to recover monetary damages in any charge, complaint, or lawsuit filed by Employee or anyone else on Employee’s behalf for any Released Claims.

4. No Legal Action. Employee represents that he has not filed, initiated, or caused to be filed or initiated any legal action covering any Released Claim and agrees that Employee will never file, initiate, or cause to be filed or initiated, at any time after the execution of this Agreement, any claim, charge, suit, complaint, action, or cause of action, in any state or federal court or before any state or federal administrative agency, based in whole or in part on any Released Claim. Further, Employee shall not participate, assist, or cooperate in any suit, action, or proceeding against or regarding the Released Parties, or any of them, unless compelled to do so by law.

5. Release Full and Final. Employee understands and agrees that this is a full and final release covering all unknown and unanticipated injuries, debts, claims, or damages to Employee that may have arisen or may arise in connection with any act or omission by the Released Parties before the date of execution of this Agreement. For that reason, Employee hereby waives any and all rights or benefits that he may have under the terms of California Civil Code §1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.

Exhibit 10.6(b)

6. Costs and Expenses. Except as provided in Paragraph 1 above, the parties agree that each party shall be responsible for the payment of his or its own costs, attorney fees, and all other expenses in connection with the negotiation of this Agreement or any of the Released Claims.

7. No Admission of Liability. It is understood and agreed that this is a compromise of doubtful and disputed claims, or potential disputed claims, and the furnishing of the consideration for this Agreement shall not be deemed or construed as an admission of liability or responsibility at any time for any purpose. It is further agreed and understood that this compromise and this Agreement are being entered into solely for the purpose of avoiding further expense and inconvenience from defending against any or all of the Released Claims. Employer expressly denies liability for any and all Released Claims.

8. Terms and Conditions Confidential. Each party agrees to hold the terms and conditions of this Agreement in strict confidence. Employee shall not disclose the terms and conditions of this Agreement to any past or present employee of Employer or to any other individual except Employee’s attorneys, accountants, tax consultants, state or federal authorities, or as may be required by law. Any person to whom disclosure of the terms and conditions of this Agreement is made in accordance with this Paragraph 7 shall be instructed that the terms and conditions of this Agreement are confidential. In the event that an inquiry is made to any of the parties by any individual, other than the individuals described in this Paragraph 7, to whom the parties are bound or required to disclose such information, regarding the status of the dispute between the parties, the parties may comment only that this dispute was “resolved.” No party shall disparage any other party, nor shall any party make any public statement nor do any act that is calculated or likely to result in an inquiry by any member of the public as to any aspect of the dispute between the parties or any of the information covered by this confidentiality provision. All parties shall make their best efforts in all respects and in good faith to keep all information concerning the dispute between the parties or any of the information covered by this confidentiality provision confidential and secret from any person except the individuals described in this Paragraph 7 to whom the parties are legally bound or otherwise required or permitted to disclose such information.

9. Waiver of Future Employment. Employee understands that Employee’s employment with Employer will terminate effective December 31, 2017; Employee waives any rights to future employment; and Employee agrees to never again apply for or seek employment with Employer or any subsidiary or affiliate of Employer.  Employee agrees that should Employee apply for employment with Employer or any subsidiary or affiliate, the Employer shall have a legitimate, non-discriminatory and non-retaliatory basis to deny Employee’s application for employment without recourse.

10. Inquiries. Any inquiry to Employer about Employee shall be referred to the then-current head of human resources, who will only state that Employee was employed as President and COO from 1995 through December 31, 2017, and that Employer’s policy does not permit further discussion about its employees.

Exhibit 10.6(b)

11. Non-Disparagement.    Employee agrees and promises that he will not undertake any harassing or disparaging conduct directed at Employer, and that he will refrain from making any negative, detracting, derogatory, and unfavorable statements about Employer.  Employee further agrees and promises that he will not induce or incite claims of discrimination, wrongful discharge, or any other claims against Employer by any other person.

12. Future Cooperation.    Employee agrees to cooperate with the Employer and use his best efforts in responding to all reasonable requests by the Employer for assistance and advice relating to matters and procedures in which Employee was involved or which Employee managed or was responsible for while Employee was employed by the Employer.  Employer agrees that this shall not create an unreasonable demand on Employee’s time.

13. Wages; Work-Related Injuries. Employee hereby acknowledges that all wages accrued to the date of this Agreement have been paid to Employee by Employer and that there has been no unreported work-related injury through the date of this Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts or duplicate originals, all of which, taken together, shall constitute one and the same instrument. Facsimile or electronic signatures shall be equally binding as originals.

15. No Reliance; Consideration. The undersigned parties each acknowledge that they have entered into this Agreement voluntarily, without coercion, and on the basis of their own judgment and not in reliance on any representation or promises made by the other party, other than those contained in this Agreement. This Agreement recites the sole consideration for the promises exchanged in this Agreement. Each party has read this Agreement and is fully aware of its contents and legal effect.

16. Legality; Survival; Binding Effect. If any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby. This Agreement shall survive the performance of the specific arrangement herein. This Agreement is binding on and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors, and assigns.

17. Amendments; Integration; Headings. The parties understand and agree that this Agreement may be amended or modified only by a signed writing and may not be amended or modified orally. This Agreement incorporates the entire understanding and agreement of the parties concerning its subject matter and supersedes all prior agreements and understandings concerning such subject matter. The headings of this Agreement are for convenience of reference only and shall not limit the interpretation of this Agreement.

18. Authority. Each person executing this Agreement on behalf of a corporation or other legal entity warrants that he holds the position indicated beneath his signature and that he has been duly authorized by the corporation or other legal entity to execute this Agreement on its behalf.

Exhibit 10.6(b)

19. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict-of-law principles.

  20. Right to Consider Before Signing; Right to Revoke. Under the Older Workers Benefit Protection Act of 1990, Employee is advised as follows: (a) that Employee should consult an attorney regarding this Agreement before executing it; (b) that Employee has 21 days from the date that this Agreement is presented to Employee in which to consider this Agreement and whether he will enter into it, although Employee may, in the exercise of Employee’s own discretion, sign or reject it at any time before the 21-day period expires; (c) that, at any time within seven days after executing this Agreement, Employee may revoke this Agreement; and (d) that this Agreement is not enforceable until the revocation period has passed.

  21.Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, shall be resolved by binding arbitration before a retired Superior Court Judge and shall be conducted in accordance with the provisions of the California Arbitration Act, codified at California Code of Civil Procedure §1280 et seq..  The arbitrator’s fees and costs shall be the responsibility of the Employer.

   IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated:  November 1, 2017Impac Mortgage Holdings, Inc., a

Maryland corporation

                       By: /S/ Joe Tomkinson

Name: Joe Tomkinson

Title: Chairman/CEO

Dated:  November 1, 2017/S/ William Ashmore

William Ashmore